Exhibit 10.3

CONTRACT OF SALE

Between

ARC NY1440BWY1, LLC, as Seller

and

CIM GROUP ACQUISITIONS, LLC, as Purchaser

DATED: November 1, 2017

PROPERTY:

1440 Broadway, New York, New York

INDEX OF SCHEDULES AND EXHIBITS

SCHEDULE 1.01	LAND
SCHEDULE 1.02	PERMITTED EXCEPTIONS
SCHEDULE 2.02	DEPOSIT ESCROW AGENT’S WIRE TRANSFER INSTRUCTIONS
SCHEDULE 4.01(n)	LEASES AND LEASE DOCUMENTS
SCHEDULE 4.01(p)	RENT ARREARAGES
SCHEDULE 4.01(q)	TENANT DEFENSES
SCHEDULE 4.01(r)(i)	PAYMENT OF RENT IN ADVANCE; TENANT SECURITY DEPOSITS
SCHEDULE 4.01(r)(ii)	TI WORK AND TI ALLOWANCES
SCHEDULE 4.01(t)	BROKERAGE AGREEMENTS AND COMMISSIONS
SCHEDULE 4.01(u)	SERVICE CONTRACTS
SCHEDULE 4.01(x)	TAX ASSESSMENT REDUCTION PROCEEDINGS
SCHEDULE 6.04	MAJOR LEASES

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EXHIBIT 2.03	DEPOSIT ESCROW AGREEMENT
EXHIBIT 6.04	TENANT ESTOPPEL
EXHIBIT 10.01	BARGAIN AND SALE DEED
EXHIBIT 10.05	BILL OF SALE
EXHIBIT 10.06	ASSIGNMENT AND ASSUMPTION OF LEASES
EXHIBIT 10.08	TENANT NOTICE LETTER
EXHIBIT 10.10	ASSIGNMENT AND ASSUMPTION OF LICENSES AND PERMITS
EXHIBIT 10.11	TITLE AFFIDAVIT
EXHIBIT 10.12	FIRPTA AFFIDAVIT - NON-FOREIGN AFFIDAVIT
EXHIBIT 10.14	ASSIGNMENT AND ASSUMPTION OF WARRANTIES AND GUARANTIES
EXHIBIT 10.18	SELLER’S CERTIFICATE REGARDING REPRESENTATIONS
EXHIBIT 10.19	ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
EXHIBIT 11.05	PURCHASER’S CERTIFICATE REGARDING REPRESENTATIONS
EXHIBIT 14.01	PRO FORMA TITLE INSURANCE POLICY

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INDEX OF DEFINED TERMS

“Anti-Money Laundering Laws”- Section 4.01(h)

“Assumed Service Contracts” - Section 9.05

“Building”- Section 1.01

“Business Day”- Section 23.04

“Casualty Loss”- Section 8.01

“Closing”- Section 3.01

“Closing Date”- Section 3.01

“Code”- Section 4.01(e)

“Condemnation Loss”- Section 8.01

“Conforming Estoppel” - Section 6.04

“Contract”- Introductory Paragraph

“Deposit Escrow Agent” - Section 2.03

“Deposit Escrow Agreement”- Section 2.03

“Designated Person” - Section 4.03(a)

“Downpayment”- Section 2.01(a)

“ERISA”- Section 4.01(f)

“Excluded Records” - Section 1.01

“Existing Violations” - Section 7.01

“FAR”- Section 4.04(d)

“FCPA” - Section 4.01(i)

“FIRPTA Affidavit”- Section 4.01(e)

“Gap Title Objection”- Section 14.01

“Guaranty” - Section 4.03(b)

“Hazardous Materials” - Section 4.01(y)

“Land”- Section 1.01

“Licenses and Permits”- Section 1.01

“Leases”- Section 4.01(n)

“Major Leases” - Section 6.04

“Major Tenants” - Section 6.04

“New Violations” - Section 7.02

“NYC-RPT” - Section 10.02

“OFAC”- Section 4.01(g)

“Patriot Act”- Section 4.01(h)

“Permitted Exceptions”- Section 1.02

“Personal Property” - Section 1.01

“Property”- Section 1.01

“Purchase Price”- Section 2.01

“Purchaser”- Introductory Paragraph

“Purchaser’s Closing Documents”- Section 11

“Relevant Environmental Laws” - Section 4.01(y)

“Required Removal Exceptions”- Section 14.01

“RP-5217NYC” - Section 10.03

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“Sanctions” - Section 4.01(i)

“Seller”- Introductory Paragraph

“Seller’s Broker”- Section 15.01

“Seller’s Closing Documents”- Section 10

“Seller’s Willful Default” – Section 14.07

“Service Contracts”- Section 4.01(u)

“STIC” - Section 1.02

“Survey”- Section 14.01

“Survival Period”- Section 4.03(b)

“Tenant” and “Tenants” - Section 4.01(n)

“Tenant Inducement Costs” – Section 13.07

“Tenant Estoppel”- Section 6.04

“Threshold Amount”- Section 4.03(b)

“Title Company”- Section 1.02

“Title Report”- Section 14.01

“TP-584” - Section 10.02

“Violations” - Section 7.01

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CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Contract”), dated as of the 1st day of November, 2017, between ARC NY1440BWY1, LLC, a Delaware limited liability company, having an address c/o Winthrop REIT Advisors, 7 Bulfinch Place – Suite 500, P.O. Box 9507, Boston, Massachusetts 02114 (“Seller”), and CIM GROUP ACQUISITIONS, LLC, a California limited liability company, with an address at 4700 Wilshire Boulevard, Los Angeles, California 90010 (“Purchaser”).

W I T N E S S E T H:

In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the premises described herein for the price and subject to and upon the terms and conditions set forth herein.

Section 1. Sale of Property and Acceptable Title

Section 1.01 Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and subject to and upon the terms and conditions set forth in this Contract, all right, title and interest of Seller, if any, in and to the following (collectively, the “Property”): (a) that certain real property commonly known as 1440 Broadway, New York, New York and more particularly described on Schedule 1.01 (the “Land”); (b) all buildings and improvements situated on the Land (the “Building”); (c) the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) any appurtenances (including, without limitation, air rights and development rights), or easements of any kind whatsoever relating to the Land and the Building; (e) the fixtures and equipment owned by Seller (i) attached to and/or located in the Building and/or (ii) appurtenant to the Building that are necessary for the proper operation of the Building; (f) to the extent transferable, all warranties, guaranties, building permits, certificates of occupancy and all other government licenses, authorizations and approvals issued to or held by Seller with respect to the operation of the Land and the Building (collectively, the “Licenses and Permits”); (g) the Leases, together with any security deposits, lease guarantees, letters of credit and other rights related thereto, other than arrearages of rent as of the Closing Date; (h) the Assumed Service Contracts, and (i) all personal property existing on the Closing Date and located on the Land and the Building, including, without limitation, any and all supplies, tools, furniture, furnishings, fittings, appliances, shades, wall-to-wall carpet, draperies, screens, art, awnings, plans, shrubbery, vending machines and other furnishings or items of personal property owned by the Seller and used in connection with the operation or maintenance of the Land and the Building (collectively, the “Personal Property”); but excluding (I) all proprietary property management processes, proprietary appraisals, proprietary computer software and related software licenses (but not excluding any data and summaries or reports pertaining to the operation, repair, maintenance, leasing and/or legal compliance of the Property), (II) the Excluded Records, (III) subject to Section 8, all claims and causes of action for monetary damages against third parties and all defenses Seller may have against claims and causes of actions brought by third parties against Seller arising out of or in connection with the Property during the period prior to Closing, except that the Seller hereby agrees (which agreement shall survive Closing) not to bring any action, suit or proceeding based upon any such claim or cause of action against any Tenant of the Property other than, (A) with respect to any Tenant’s obligation to indemnify Seller, pursuant to the terms of such Tenant’s Lease, against any third party claim arising prior to Closing, (IV) monetary rights or interests of Seller as owner of the Property related to or accruing with respect to the period prior to Closing or (B) as permitted by Section 13.03, and (V) Seller’s rights under this Contract. The term “Excluded Records” shall mean (1) certain records that relate to internal matters of Seller (such as income tax returns, financial statements, intercorporate debt and equity, corporate governance, investment advisory services and other professional relationships) and (2) work papers, memoranda, analysis, appraisals, correspondence and similar materials prepared by or for Seller in connection with the negotiation and documentation of the transaction contemplated hereby.

Section 1.02 Seller shall convey and Purchaser shall accept fee simple title to the Property in accordance with the terms of this Contract, subject only to: (a) the Leases, (b) the matters set forth on Schedule 1.02, the Leases and any Gap Title Objections which are deemed accepted by Purchaser or are otherwise accepted by Purchaser, each in compliance with Section 14.01, (collectively, the “Permitted Exceptions”); and (c) such other matters as First American Title Insurance Company (the “Title Company”) and Stewart Title Insurance Company (“STIC”), the co-insurer with respect to fifty percent (50%) of the insured amount relating to both the owner’s title insurance policy and the mortgage lender’s title insurance policy related to the sale of the Property, shall be willing, without special premium, to omit as exceptions to coverage or, in a manner reasonably satisfactory to Purchaser and acceptable to Purchaser’s lender, to except with insurance against collection out of, or enforcement against, the Property; provided, that, subject to Seller’s obligations under Section 14.01, if Purchaser or Purchaser’s lender does not approve the same, Purchaser’s sole remedy shall be to terminate this Contract, in which event, the Downpayment shall be returned to Purchaser, and thereafter Purchaser and Seller shall have no further obligation or liability under this Contract, except for any obligation or liability expressly provided herein to survive a termination of this Contract.

Section 2. Purchase Price, Acceptable Funds and Escrow of Downpayment

Section 2.01 The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Property is Five Hundred Twenty Million and 00/100 Dollars ($520,000,000.00). The Purchase Price shall be payable in compliance with the provisions of Section 2.02, as follows:

(a) Within one (1) Business Day following the date hereof, the amount of Twenty Six Million and 00/100 Dollars ($26,000,000.00) (the “Downpayment”); and

(b) On the Closing Date, the balance of the Purchase Price, subject to adjustment for the apportionments, adjustments and credits set forth in this Contract.

Section 2.02 All monies payable under this Contract, unless otherwise specified in this Contract, shall be paid by wire transfer of immediately available funds in accordance with Deposit Escrow Agent’s wire instructions attached as Schedule 2.02.

Section 2.03 The Downpayment shall be paid to Stewart Title Guaranty Company, as escrow agent (“Deposit Escrow Agent”), upon the full execution and delivery of this Contract and the Deposit Escrow Agreement by all parties thereto. The Downpayment, together with any accrued interest thereon, shall be held and paid by Deposit Escrow Agent in accordance with the terms and provisions of the Deposit Escrow Agreement in the form attached as Exhibit 2.03, which shall be executed and delivered by Deposit Escrow Agent, Seller and Purchaser simultaneously with the execution and delivery of this Contract (the “Deposit Escrow Agreement”). Seller and Purchaser agree that any interest earned on the Downpayment shall be added to the Downpayment. The failure of Purchaser to wire the Downpayment to Deposit Escrow Agent within one (1) Business Day following the full execution and delivery of this Contract and the Deposit Escrow Agreement by Seller, Purchaser and the Title Company shall constitute a material breach of this Contract whereupon Seller may, upon notice to Purchaser and Deposit Escrow Agent, cancel and terminate this Contract, whereupon this Contract shall be null and void and of no further force or effect, except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract.

Section 3. The Closing

Section 3.01 Except as otherwise provided in this Contract, the closing of title pursuant to this Contract (the “Closing”) shall take place no later than December 1, 2017 (the “Closing Date”), TIME BEING OF THE ESSENCE (subject to Seller’s right to adjourn the Closing one or more times for up to ninety (90) days in the aggregate, at Seller’s election, in order to comply with all conditions precedent to Closing set forth in this Contract, and Purchaser’s right to adjourn the Closing one or more times to a date not later than December 29, 2017, at Purchaser’s election), through an escrow-style closing with the Title Company.

Section 4. Representations and Warranties

Section 4.01 Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution and delivery of this Contract, the consummation of the transactions contemplated hereby and the performance of Seller’s obligations hereunder has been duly authorized by all necessary action on the part of Seller, and, assuming that this Contract constitutes the legal, valid and binding obligation of Purchaser, this Contract constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally. The execution and delivery of Seller’s Closing Documents, the consummation of the transactions contemplated thereby and the performance of Seller’s obligations thereunder will as of the Closing Date be duly authorized by all necessary action on the part of Seller, and Seller’s Closing Documents will as of the Closing Date constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, subject as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery of this Contract and Seller’s Closing Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not, (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture or any lease or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound, or (iii) violate or conflict with any law or governmental regulation or permit applicable to Seller or the Property.

(d) No consent, waiver, approval or authorization is or will be required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Contract and Seller’s Closing Documents by Seller or the performance by Seller of the transactions contemplated hereby and thereby.

(e) Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. Seller shall deliver to Purchaser at the Closing a non-foreign person affidavit (“FIRPTA Affidavit”) containing such information as shall be required by § 1445 of the Code.

(f) Seller is not an employee benefit plan subject to Part 4, Subtitle B, Title I of the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time (“ERISA”), nor otherwise a “benefit plan investor” within the meaning of Section 3(42) of ERISA, and Seller’s assets do not and will not include “plan assets” subject to ERISA or Section 4975 of the Code. Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA.

(g) Neither Seller nor, to Seller’s knowledge, any person or entity who owns an interest in Seller (other than the owner of publicly traded shares) or provides funds to Seller is or will become a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is or will engage in any dealings or transactions or be otherwise associated with such persons or entities.

(h) Neither Seller nor, to Seller’s knowledge, any person or entity who owns an interest in Seller (other than the owner of publicly traded shares) or provides funds to Seller: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of Anti-Money Laundering Laws (as hereinafter defined); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. “Anti-Money Laundering Laws” shall mean any laws, regulations and sanctions, state and federal, criminal and civil, that: (A) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (B) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (C) require identification and documentation of the parties with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended, conducts business; or (D) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(i) Neither Seller nor, to Seller’s knowledge, any person or entity who owns an interest in Seller or provides funds to Seller is, (i) the subject of any sanctions administered or enforced by OFAC, the US Department of State or the United Nations Security Council (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. Neither Seller nor, to Seller’s knowledge, any person or entity who owns an interest in Seller or provides funds to Seller has taken any action, directly or indirectly, that would result in a violation by such person or entity of any applicable anti-bribery law, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, modified and supplemented and in effect from time to time or any replacement thereof (the “FCPA”). Furthermore, Seller and any person or entity directly or indirectly owning an interest in Seller are in compliance with the FCPA and similar laws.

(j) Seller is not the subject of any bankruptcy, reorganization, insolvency or similar proceedings, whether voluntary or involuntary, and, to Seller’s knowledge, none have been threatened against Seller. Seller has not made an assignment for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or the Property. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

(k) Except for this Contract, there are no rights of first refusal, or options, to purchase all or any part of the Property or other rights whereby any person or entity has the right to purchase all or any part of the Property.

(l) To Seller’s knowledge, Seller has not received any written notice of and Seller otherwise has no knowledge that any landmark designation, any rezoning proceeding or any eminent domain, condemnation or similar proceeding or conveyance in lieu thereof with respect to all or any part of the Property is pending or contemplated.

(m) There are no unpaid or unsatisfied judgements, orders or decrees or actions or proceedings pending or threatened in writing against Seller or with respect to the Property which would in any way materially and adversely affect the Property, Seller or Seller’s ability to perform under this Contract, as the case may be.

(n) Attached hereto as Schedule 4.01(n) is a complete list of all leases and other agreements for the present or future use or occupancy of any space at the Property and all modifications and amendments to such agreements, and all guaranties and similar agreements related thereto, which list excludes any sublease of any portion of the Property (but includes any assignment of any Tenant’s interest under such Tenant’s lease) (such agreements and other documents, as modified and amended in accordance with the provisions hereof being herein collectively referred to as the “Leases”). The lessees or tenants identified in the Leases are referred to herein as “Tenants” or individually as “Tenant”. Except for the Leases, there are no leases, subleases, tenancies or occupancy rights of any kind, written or oral, affecting the Property (other than subleases of space covered by Leases). Seller has made copies of all Leases available to Purchaser, which copies are true, complete and correct in all material respects.

(o) Intentionally Omitted.

(p) Attached hereto as Schedule 4.01(p) is a complete and accurate schedule of rent arrearages for the Property under the Leases as of the date set forth thereon.

(q) (i) Seller has not received any notice of default under any of its obligations under the Leases and has not received any notice of termination or default under any of the Leases which remains uncured, (ii) to Seller’s knowledge, there are no existing uncured material defaults by any Tenant under the Leases except as set forth in the Tenant Estoppels, (iii) Seller has delivered to Purchaser copies of all notices of default in Seller’s possession, which remain uncured, which Seller has sent to its Tenants, and (iv) except as set forth on Schedule 4.01(q), no Tenant has asserted any defense, set-off or counter-claim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its Lease which remains uncured.

(r) Except as set forth on Schedule 4.01(r)(i) and except for security deposits, no Tenant has prepaid rent for more than the current month under such Tenant’s Lease and, except as set forth on Schedule 4.01(r)(ii), no Tenant is entitled to any base building, tenant improvement or other special work (not yet performed) or credit, landlord consideration or other contribution (not yet given ) in connection with its tenancy. There are no refundable security deposits or other deposits or reserves presently held by or on behalf of Seller with respect to the Leases, except as set forth on Schedule 4.01(r)(i).

(s) Seller has not received any written notice from any Tenant that such Tenant has or intends to terminate its Lease and to Seller’s knowledge no Tenant has, filed for, or is subject to a, bankruptcy or any similar debtor-protection measure.

(t) There are no lease brokerage agreements, leasing commissions agreements or other agreements providing for payments of any amounts by Seller for leasing activities or procuring tenants with respect to the Property, except as set forth on Schedule 4.01(t). Seller has made copies of all such agreements available to Purchaser, which copies are true, complete and correct in all material respects. There are no brokerage commissions, tenant inducement costs or finder’s fees payable by Seller with respect to the Leases other than as expressly set forth in the agreements listed on Schedule 4.01(t).

(u) Except as set forth on Schedule 4.01(u), to Seller’s knowledge, there are no agreements to which Seller is a party for provision of services, management, equipment, labor, supplies, maintenance or repairs (collectively, the “Service Contracts”). Seller has made copies of all Service Contracts available to Purchaser, which copies are true, complete and correct in all material respects.

(v) Other than the Assumed Service Contracts and employees provided to the Property by a service provider pursuant to such Assumed Service Contracts, as applicable, there are no persons or entities engaged by Seller in connection with the operation or maintenance of the Property that will be binding upon Purchaser after the Closing. Seller has no employees. Other than pursuant to that certain (i) 2015 Engineer Agreement between the Realty Advisory Board on Labor Relations Incorporated and Local 94-94A-94B International Union of Operating Engineers AFL-CIO and (ii) that certain 2016 Commercial Building Agreement and 2016 Contractors Agreement, each between Local 32BJ Service Employees International Union and The Realty Advisory Board on Labor Relations, Inc. no employees of Seller’s property manager or other service providers under the Service Contracts are subject to any union or collective bargaining agreements.

(w) All fixtures, equipment and Personal Property included in this sale are owned by Seller free of all liens and encumbrances, except for the Permitted Exceptions.

(x) Other than as set forth on Schedule 4.01(x), Seller has not commenced any tax assessment reduction proceedings with respect to the Property.

(y) Except with respect to any matter disclosed in any environmental assessment report made available by Seller to Purchaser before the date hereof, to Seller’s knowledge, Seller has not received any written notice from any governmental authority of any violations of any Relevant Environmental Laws with respect to the Property which have not been cured. “Relevant Environmental Laws” shall mean any and all laws, rules, regulations, orders and directives, whether federal, state or local, applicable to the Property or any part thereof with respect to (i) the environmental condition of the Property or any adjacent property, or (ii) any activities conducted on or at the Property, including by way of example and not limitation any such laws, rules, regulations, orders and directives relating to: (A) Hazardous Materials; (B) air emissions, water discharges, noise emissions and any other environmental, health or safety matter; (C) the existence of any underground storage tanks that contained or contain Hazardous Materials; and (D) the existence of PCB contained electrical equipment. “Hazardous Materials” shall mean (1) any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint or other materials containing lead, urea formaldehyde foam insulation, radon, asbestos, and asbestos containing material, petroleum product and any fraction thereof and (2) any pathogen, toxin or other biological agent or condition, including but not limited to, any fungus, mold, mycotoxin or microbial volatile organic compound.

Section 4.02 Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a) Purchaser is a company duly organized or formed, validly existing and in good standing under the laws of the State of California.

(b) The execution and delivery of this Contract, the consummation of the transactions contemplated hereby and the performance of Purchaser’s obligations hereunder has been duly authorized by all necessary action on the part of Purchaser, and this Contract constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally. The execution and delivery of Purchaser’s Closing Documents, the consummation of the transactions contemplated thereby and the performance of Purchaser’s obligations thereunder will as of the Closing Date be duly authorized by all necessary action on the part of Purchaser, and Purchaser’s Closing Documents will as of the Closing Date constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery of this Contract and Purchaser’s Closing Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not, (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture or any lease or other agreement or instrument to which Purchaser is a party or by which Purchaser may be bound or (iii) violate or conflict with any law or governmental regulation or permit applicable to Purchaser.

(d) No consent, waiver, approval or authorization is or will be required from any person or entity (that has not already been obtained or that will not be obtained prior to the Closing Date) in connection with the execution and delivery of this Contract and Purchaser’s Closing Documents by Purchaser or the performance by Purchaser of the transactions contemplated hereby and thereby.

(e) Purchaser is not an employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA, nor otherwise a “benefit plan investor” within the meaning of Section 3(42) of ERISA, and Purchaser’s assets do not and will not include “plan assets” within the meaning of 29 CFR 2510.3-101 (as modified by 3(42) of ERISA) subject to ERISA or Section 4975 of the Code. Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA.

(f) Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(g) Neither Purchaser nor, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser or provides funds to Purchaser is or will become a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of OFAC (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is or will engage in any dealings or transactions or be otherwise associated with such persons or entities.

(h) Neither Purchaser nor, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser or provides funds to Purchaser: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(i) Neither Purchaser nor, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser or provides funds to Purchaser is, (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. Neither Purchaser nor, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser or provides funds to Purchaser has taken any action, directly or indirectly, that would result in a violation by such person or entity of any applicable anti-bribery law, including but not limited to, the FCPA. Furthermore, Purchaser and, to Purchaser’s knowledge, any person or entity who owns an interest in Purchaser are in compliance with the FCPA and similar laws.

(j) Purchaser is not the subject of any bankruptcy, reorganization, insolvency or similar proceedings, whether voluntary or involuntary, and, to Purchaser’s knowledge, none have been threatened against Purchaser. Purchaser has not made an assignment for the benefit of creditors and no receiver, master, liquidator or trustee has been appointed for Purchaser. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent

Section 4.03

(a) Whenever the phrase “to knowledge” or words of similar import are used in this Contract, such phrase shall be deemed to mean, with respect to Purchaser, solely the actual, present knowledge of Purchaser, without any duty of inquiry or investigation, and, with respect to Seller, will be deemed to mean solely the actual, present knowledge of Samuel Ashner and John Alba (collectively, the “Designated Person”) (who are the persons with the closest knowledge of the operation of the Property), without any duty of inquiry or investigation. References to the “knowledge” of Seller shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any member of Seller, to the property manager of the Property, or to any other officer, director, agent, manager, representative or employee of Seller other than the Designated Person.

(b) Notwithstanding anything contained in this Contract to the contrary, the representations and warranties of Seller set forth in this Contract and the Seller’s Closing Documents shall survive the Closing until the date that is one hundred twenty (120) days after the Closing Date (the period beginning on the Closing Date and ending on such date being herein called the “Survival Period”). Any claim for breach of such representations brought after Closing shall only be actionable or enforceable if and only if (A) the aggregate amount claimed to have been suffered or sustained by Purchaser is equal to or exceeds One Hundred Thousand Dollars ($100,000.00) (the “Threshold Amount”); provided, however, that once the Threshold Amount has been met, Purchaser shall be entitled to recover from its first dollar of loss, and (B) written notice of such claim is given to Seller before the expiration of the applicable Survival Period. Notwithstanding anything to the contrary set forth in this Contract, Seller’s maximum aggregate liability for damages arising from a breach of Seller’s representations, covenants and obligations set forth in this Contract and in Seller’s Closing Documents shall not exceed Seven Million Eight Hundred Thousand and No/100 Dollars ($7,800,000.00). On the Closing Date, New York REIT, Inc. shall deliver to Purchaser a guaranty in the form attached hereto as Exhibit 4.03(b) (the “Guaranty”) pursuant to which New York REIT, Inc. shall, subject to a “cap, described therein, guaranty Seller’s liability for, among other things, a breach of Seller’s representations as provided in this Section 4.03(b).

(c) The provisions of this Section 4.03 shall survive the Closing.

Section 4.04

(a) SUBJECT TO THE PROVISIONS OF SECTION 14, PURCHASER REPRESENTS, WARRANTS AND AGREES THAT (I) PURCHASER HAS EXAMINED THE PROPERTY AND IS FAMILIAR WITH THE PHYSICAL CONDITION THEREOF AND HAS CONDUCTED SUCH INVESTIGATION OF THE AFFAIRS OF THE PROPERTY AS PURCHASER HAS CONSIDERED APPROPRIATE, (II) NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES HAVE MADE OR WILL MAKE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE PHYSICAL CONDITION OR OPERATION OF THE PROPERTY, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF THE PROPERTY, THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE TO THE PROPERTY OR THE COMPLIANCE OF THE PROPERTY THEREWITH, THE QUANTITY, QUALITY OR CONDITION OF THE ARTICLES OF OPERATING EQUIPMENT AND FIXTURES INCLUDED IN THE TRANSACTIONS CONTEMPLATED HEREBY, THE USE OR OCCUPANCY OF THE PROPERTY OR ANY PART THEREOF OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS, AND SOLELY TO THE EXTENT, SPECIFICALLY SET FORTH HEREIN AND IN SELLER’S CLOSING DOCUMENTS, (III) EXCEPT AS, AND SOLELY TO THE EXTENT, SPECIFICALLY SET FORTH HEREIN AND IN SELLER’S CLOSING DOCUMENTS, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES HAVE MADE OR WILL MAKE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO

PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING, WITHOUT LIMITATION, THE CONTENTS OF SELLER’S BOOKS AND RECORDS, CONTRACTS, ENVIRONMENTAL REPORTS, ENGINEERING REPORTS, PHYSICAL CONDITION SURVEYS, INFORMATIONAL BROCHURES WITH RESPECT TO THE PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTY AND PURCHASER REPRESENTS, WARRANTS AND AGREES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER ARE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS, DATA AND OTHER INFORMATION AND HAS ENTERED INTO THIS CONTRACT, AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES AND (IV) EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN SELLER’S CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED UPON REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL BROCHURE WITH RESPECT TO THE PROPERTY AND HAS ENTERED INTO THIS CONTRACT AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES.

(b) SUBJECT TO SECTION 4, SECTION 8 AND SECTION 14, PURCHASER AGREES TO ACCEPT THE PROPERTY “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” IN ITS PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR, TEAR AND NATURAL DETERIORATION OF THE PROPERTY BETWEEN THE DATE HEREOF AND THE CLOSING DATE WITHOUT ANY REDUCTION IN THE PURCHASE PRICE FOR ANY CHANGE IN SUCH CONDITION BY REASON THEREOF SUBSEQUENT TO THE DATE OF THIS CONTRACT AND FURTHER AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY.

(c) Notwithstanding anything to the contrary set forth in this Contract, if prior to the Closing Purchaser has or obtains actual knowledge that any of Seller’s representations or warranties contained herein are untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then, from and after the Closing Date: (i) the breach by Seller of the representations and warranties as to which Purchaser shall have had such knowledge shall be deemed waived by Purchaser, (ii) such representations and warranties shall be deemed modified to conform them to the information that Purchaser shall have knowledge of, and (iii) Seller shall have no liability to Purchaser or its successors or assigns in respect thereof; provided, however, that the foregoing is not intended to limit or impair Purchaser’s rights under Section 14.07 with respect to a breach of any of Seller’s representations or warranties of which Purchaser obtains knowledge after the date hereof but prior to the Closing Date.

(d) Subject to the provisions of Section 14, Purchaser acknowledges and agrees that it has “signed-off” on market conditions which influence the Property and the value thereof, such as the Property’s competitive position relative to its existing and potential future competitors, market rental rates achievable at the Property, vacancy assumptions, sales prices, credit loss and downtime reserves, projected growth rates (if any) in rents, expenses and/or retail sales, lease cancellation income, HVAC overtime income, profit from tenant electric charges, impact of sale on assessed value, tenant work and leasing fee levels necessary to generate estimated market rents, tenant retention ratios, the need for and amount of any capital reserves, floor area ratio (“FAR”), buildable square footage, zoning, building or development rights, and any other thing or matter whatsoever. Furthermore, Purchaser has satisfied itself as to the Property’s condition, and level of compliance, with respect to the Americans with Disabilities Act and asbestos and asbestos containing materials, and the Purchase Price reflects Purchaser’s views on these issues. FINALLY, PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE DOES NOT BEAR ANY RELATIONSHIP TO AND IS NOT BASED UPON ANY FAR OR SQUARE FOOTAGE STIPULATION OR CALCULATION OF THE PROPERTY OR ANY ZONING, BUILDING OR DEVELOPMENT RIGHTS.

Section 5. Right of Inspection. Until the Closing or earlier termination of this Agreement, Purchaser shall continue to have the right to inspect the Property in accordance with, and subject to the terms and condition of, that certain Access and Confidentiality Agreement, dated October 31, 2017, between Seller and Purchaser.

Section 6. Seller’s Obligations as to Leases

Section 6.01 Between the date of this Contract and the Closing or earlier termination of this Contract, Seller shall not, without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion: (a) assign, amend, renew, extend or terminate any Lease; (b) enter into any new lease (or related agreement) or other occupancy agreement with respect to all or any portion of the Property, (c) consent to any assignment, amendment, renewal, extension or termination of any Lease with respect to the Property to the extent such consent is required thereunder, (d) consent to any sublease, assignment or other transfer of a Lease or any portion of the space leased thereunder to the extent such consent is required thereunder, (e) consent to any matters under the Leases to the extent such consent is required thereunder or waive any rights of landlord under the Leases. Seller shall have the right to (i) deliver one or more notices of default and (ii) exercise such remedies as are provided in the Leases (provided that Seller shall keep Purchaser apprised if Seller has done either (i) or (ii)), other than the termination thereof or the application of any lease security deposit, which termination or application shall require Purchaser’s consent, which consent may be withheld in Purchaser’s sole discretion. If Purchaser fails to object to a written request for consent from Seller for a matter set forth in this Section 6.01 within five (5) Business Days after receiving such written request, then Seller may notify Purchaser of its failure to respond by a written notice which must state in bold faced capital letters that “THE FAILURE TO RESPOND TO THIS SECOND REQUEST FOR CONSENT

WITHIN FIVE (5) BUSINESS DAYS SHALL CONSTITUTE DEEMED APPROVAL OF THE REQUESTED ACTION”, and must be delivered by Seller in accordance with clause (b) of Section 16 (i.e., both by e-mail and nationally recognized overnight courier service which provides evidence of receipt). If Purchaser fails to object to this second written request for consent then Purchaser shall be deemed to have consented to such proposed matter.

Section 6.02 Seller does not warrant that any Lease will be in force or effect at the Closing or that the any Tenant thereunder will have performed its obligations thereunder. Subject to the rights of Seller set forth in Section 6.01 above, the termination of any Leases prior to the Closing for any or no reason or the existence of any default by any Tenant shall not affect the obligations of Purchaser under this Contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser (unless such termination resulted from a default by Seller hereunder, in which case Purchaser shall have the rights and remedies set forth in Section 14.07).

Section 6.03 Seller shall have no obligation to (a) exercise any remedies with respect to a Tenant pursuant to the applicable Lease, (b) terminate any Lease or (c) cause any Tenant to vacate the Property or evict any Tenant.

Section 6.04 Prior to Closing, Seller shall obtain (but without obligation to incur any cost or expense other than its internal cost to prepare the same) and deliver to Purchaser a written estoppel certificate (each, a “Tenant Estoppel”) from each of the Leases set forth on Schedule 6.04 (collectively, the “Major Leases”), duly executed by the Tenant thereunder (each a “Major Tenant”). Purchaser’s obligations under this Contract shall be conditioned upon Purchaser receiving an executed Tennant Estoppel which is a Conforming Estoppel from each Major Tenant. “Conforming Estoppel” shall mean a Tenant Estoppel that (i) (x) is in the form of Exhibit 6.04 or (y) the content of which is in compliance with the such Tenant’s obligations to deliver an estoppel certificate under its Lease, provided that the Tenant certifies in all material respects the matters contained in the form annexed hereto an Exhibit 6.04, in each case dated no earlier than sixty (60) days prior to the Closing Date, and (ii) does not disclose any material claims, disputes or defaults that have not been disclosed by Seller in its representations and warranties hereunder. Seller shall promptly deliver to Purchaser all executed Tenant Estoppels promptly upon receipt (but no later than three (3) Business Days following receipt thereof).

Section 6.05 Upon Purchaser’s request, at Purchaser’s sole cost and expense, and provided that Purchaser prepares the forms of the proposed documents, Seller shall cooperate with Purchaser’s and Purchaser’s lender’s efforts to obtain subordination, non-disturbance and attornment agreements from Tenants for the benefit of Purchaser’s lender; it being understood and acknowledged that the obtaining of any such agreements shall not be a condition to Purchaser’s obligation to close title under this Agreement and the failure to obtain any such agreements shall not be deemed to constitute a breach of any covenant or warranty of any Seller under this Agreement.

Section 7. Responsibility for Violations

Section 7.01 Subject to the terms of this Section 7.01, all violations of law or municipal ordinances, orders or requirements noted in or issued by the departments of buildings, fire, labor, health or other federal, state, county, city or other departments and governmental agencies having jurisdiction against or affecting the Property (collectively, the “Violations”), noted against the Property prior to the date hereof (collectively, the “Existing Violations”), shall be complied with by Seller, at its sole cost and expense. The Closing shall occur on the Closing Date whether or not Seller has cured the Existing Violations; provided, however, that Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the cost to cure those Existing Violations which have not been complied with on or before the date of closing, which amount shall be determined by Seller, in its reasonable discretion, based upon a proposal prepared by an expeditor chosen by Seller. Subject to the immediately preceding sentence, Purchaser shall accept title to the Property subject to such Existing Violations. The provisions of this Section 7.01 shall survive Closing.

Section 7.02 Subject to the terms of this Section 7.02, and without limiting any of Seller’s obligations under Section 9, any Violations noted against the Property on or after the date hereof (collectively, the “New Violations”) shall be the sole responsibility of Purchaser and Purchaser shall accept title to the Property subject to such New Violations without any abatement of the Purchase Price, except that Seller shall be responsible for any penalties or fines imposed on or before the Closing in connection with any Violations.

Section 7.03 Notwithstanding anything to the contrary set forth herein, Seller shall not be responsible to cure any violations which are the responsibility of a Tenant to cure.

Section 8. Fire Damage or Condemnation

Section 8.01 In the event of any damage to or destruction of the Property by fire or other casualty (a “Casualty Loss”) or any taking, or pending or written threat of a taking, temporary or permanent, of all or any portion of the Property by right of eminent domain (a “Condemnation Loss”) between the date of this Contract and Closing, the parties agree that the provisions of any statute, law or ordinance (including, without limitation, Section 5-1311 of the General Obligations Law of the State of New York) to the contrary notwithstanding, Purchaser’s obligation to consummate the transaction covered by this Contract shall be governed by the provisions of Section 8.02 and Section 8.03.

Section 8.02 If such Casualty Loss affects all or a material portion of the Property (as defined below), Purchaser shall have the option to cancel this Contract by giving Seller written notice of cancellation not later than ten (10) days after Purchaser has received notice of such Casualty Loss from Seller (TIME BEING OF THE ESSENCE), in which event the Downpayment (and any interest earned thereon, if any) shall be returned to Purchaser and Purchaser and Seller shall have no further obligation or liability hereunder except for any obligation or liability expressly provided herein to survive a termination of this Contract. In the event that (a) Purchaser does not elect to cancel this Contract pursuant to the terms of this Section 8.02 or (b) such Casualty Loss affects an immaterial portion (i.e. anything other than a material portion) of the Property, Purchaser shall not be excused from performing its obligations under this Contract, and Seller shall, at its option, either repair the Property in a manner reasonably satisfactory to Purchaser or assign to Purchaser at Closing, all of Seller’s right, title and interest in or to any proceeds payable under Seller’s insurance policy. A material portion of the Property shall be deemed affected by such Casualty Loss if the cost to repair such Casualty Loss as reasonably estimated by Seller’s engineer, exceeds the sum of Forty Million and No/100 Dollars ($40,000,000.00).

Section 8.03 If such Condemnation Loss affects all or a material portion of the Property, Purchaser shall have the option to cancel this Contract by giving Seller written notice of cancellation not later than ten (10) days after Purchaser receives notice of such Condemnation Loss from Seller (TIME BEING OF THE ESSENCE), in which event the Downpayment (and any interest earned thereon, if any) shall be returned to Purchaser and Purchaser and Seller shall have no further obligation or liability hereunder except for any obligation or liability expressly provided herein to survive a termination of this Contract. In the event that (a) Purchaser does not elect to cancel this Contract pursuant to the terms of this Section 8.03, or (b) such Condemnation Loss affects an immaterial portion (i.e., anything other than a material portion) of the Property, Purchaser shall not be excused from performing its obligations under this Contract, the Purchase Price shall be unaffected and Seller shall assign to Purchaser at the Closing, all of Seller’s right, title and interest in or to any award or awards which Seller shall be entitled to receive as a result of such taking. A “material portion” of the Property shall be deemed affected by such Condemnation Loss if the taking exceeds twenty percent (20%) of the rentable square footage of the Property.

Section 8.04 Seller shall notify Purchaser of any Casualty Loss or Condemnation Loss within five (5) Business Days of Seller’s knowledge thereof.

Section 8.05 Seller shall maintain or cause to be maintained in full force and effect until the Closing the insurance policies, if any, it is now maintaining with respect to the Property.

Section 8.06 Upon the occurrence of a Casualty Loss or a Condemnation Loss, Seller and Purchaser shall cooperate reasonably and in good faith to negotiate, compromise or contest the obtaining of any insurance proceeds and/or any condemnation awards.

Section 9. Covenants of Seller.

Section 9.01 Seller covenants that between the date of this Contract and the Closing or earlier termination of this Contract, subject to the terms of this Contract, Seller shall operate and maintain the Property in substantially the same manner as heretofore operated and maintained by Seller and in compliance in all material respects with the Leases.

Section 9.02 Seller covenants that between the date of this Contract and the Closing or earlier termination of this Contract, without the prior written consent of Purchaser, Seller shall not (a) create any additional encumbrances or grant any additional easements or other covenants and restrictions, other than the Permitted Exceptions, on the Property, (b) make any material alterations or additions to the Property, or undertake any capital improvements or capital repairs or replacements at the Property, except as required by applicable law or the Leases, (c) settle or institute any legal, arbitration or other proceedings affecting the Property (other than with respect to the Leases, subject to the terms of Section 6), (d) consent to the settlement or institution of any legal, arbitration or other proceedings affecting the Property (other than with respect to the Leases, subject to the terms of Section 6), or (d) amend, renew, extend or terminate any Assumed Service Contracts, consent to any matters under such Service Contracts to the extent such consent is required thereunder, or enter into any Service Contract or other agreement that will be binding on Purchaser following the Closing. If Purchaser fails to object to a written request for consent from Seller for a matter set forth in this Section 9.02 within five (5) Business Days after receiving such written request, then Seller may notify Purchaser of its failure to respond by a written notice which must state in bold faced capital letters that “THE FAILURE TO RESPOND TO THIS SECOND REQUEST FOR CONSENT WITHIN FIVE (5) BUSINESS DAYS SHALL CONSTITUTE DEEMED APPROVAL OF THE REQUESTED ACTION”, and must be delivered by Seller in accordance with clause (b) of Section 16 (i.e., both by e-mail and nationally recognized overnight courier service which provides evidence of receipt). If Purchaser fails to object to this second written request for consent then Purchaser shall be deemed to have consented to such proposed matter.

Section 9.03 Seller covenants that between the date of this Contract and the Closing or earlier termination of this Contract, Seller shall not convey any zoning, building or development rights to any third party.

Section 9.04 At the request of Purchaser, Seller shall request that, and shall use reasonable efforts to cause, the existing mortgage encumbering the Property to be assigned to Purchaser’s mortgage lender at Closing in the manner similar to that in which existing mortgage loans are customarily assigned to new lenders in New York commercial real estate transactions; provided, that the same shall be at no cost or expense to Seller and Purchaser shall pay Seller’s reasonable and actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the preparation of any documents relating to such assignment. Notwithstanding the foregoing, Purchaser acknowledges that the cooperation of the existing mortgagee in assigning such mortgage is not a condition to Closing hereunder. In addition, in no event shall the Closing be conditioned upon the Purchaser obtaining financing for the purchase of the Property.

Section 9.05 No later than five (5) Business Days following the date hereof, Purchaser shall notify Seller in writing of the existing Service Contracts that Purchaser elects to assume at Closing (the “Assumed Service Contracts”). Seller shall assign its interest in such Assumed Service Contracts to Purchaser at Closing, and Seller shall terminate all Service Contracts that are not Assumed Service Contracts effective on or prior to the Closing Date by notice sent to the service provider thereunder on or before the Closing Date. Notwithstanding the foregoing, (a) Seller shall not be obligated to assign any Assumed Service Contract which requires the consent of the counterparty thereto if Seller is unable to obtain such consent by Closing and (b) all such Assumed Service Contracts for which the applicable counterparty’s requisite consent is not obtained by Closing (i) shall not be assigned to, and assumed by, Purchaser at the Closing as may otherwise be contemplated hereby and (ii) shall be terminated by Seller in compliance with this Section 9.05.

Section 9.06 Seller shall use commercially reasonable efforts to obtain reliance letters for the benefit of Purchaser, in forms reasonably acceptable to Purchaser, in respect of the Phase I environmental report and property condition report made available by Seller to Purchaser in Seller’s due diligence data site.

Section 10. Seller’s Closing Obligations

At the Closing, Seller shall deliver to Purchaser and/or the Title Company, as applicable, the following documents duly executed and, where appropriate, acknowledged by Seller, and the following other items (the documents and other items described in this Section 10 which are to be delivered at Closing are collectively referred to as “Seller’s Closing Documents”):

Section 10.01 A Bargain and Sale Deed Without Covenant Against Grantor’s Act for the Property in the form attached as Exhibit 10.01 in proper form for recording.

Section 10.02 Tax returns for the Property in respect of the New York State Real Estate Transfer Tax (the “TP-584”) and the New York City Real Property Tax (the “NYC-RPT”) or completion of any such forms provided by the Title Company to Seller which are necessary for the Title Company to so complete the TP-584 and NYC-RPT.

Section 10.03 A Real Property Transfer Tax Report for the Property (the “RP-5217NYC”) or completion of any such forms provided by the Title Company to Seller which are necessary in order for the Title Company to so complete the RP-5217NYC.

Section 10.04 A Non-Multiple Dwelling Affidavit.

Section 10.05 A Bill of Sale in the form attached as Exhibit 10.05.

Section 10.06 An Assignment and Assumption of the Leases in the form attached as Exhibit 10.06.

Section 10.07 To the extent the same are in the possession or under the control of Seller or Seller’s property manager, an original executed counterpart of each Lease and any guaranties thereof (or copies thereof to the extent executed original counterparts are not in Seller’s or its affiliates’ or property manager’s possession or control), and all security deposits theretofore paid in cash to Seller, to the extent held by Seller at the time of Closing, together with an accounting certified by Seller, of the disposition, if any, of such security deposits, and any security deposits issued in the form of a letter of credit amended or assigned pursuant to the terms of Section 13.09.

Section 10.08 A notice letter to the Tenants under the Leases in the form attached as Exhibit 10.08.

Section 10.09 A settlement statement reflecting payments and adjustments pursuant to this Contract.

Section 10.10 To the extent they are then in Seller’s or Seller’s property manager’s possession or control and not posted at the Property, the Licenses and Permits, together with an Assignment and Assumption of Licenses and Permits in the form attached as Exhibit 10.10.

Section 10.11 An owner’s title affidavit in the form attached hereto as Exhibit 10.11 and such other information and documentation as the Title Company shall reasonably require in order to issue a policy of title insurance to Purchaser as required pursuant to this Contract and to consummate the transactions contemplated by this Contract.

Section 10.12 A FIRPTA Affidavit in the form attached as Exhibit 10.12.

Section 10.13 Copies of all warranties and guaranties, if any, in Seller’s possession covering the fixtures and other property which are included in the sale.

Section 10.14 An Assignment and Assumption of Warranties and Guaranties in the form attached as Exhibit 10.14.

Section 10.15 Copies of Seller’s organizational documents, resolutions and consents, as applicable, certified by a general partner, managing member or officer, as the case may be, of Seller as true, correct and complete, which evidence and certify that the execution and delivery by Seller of this Contract, the Seller’s Closing Documents and any other documents set forth herein have been duly authorized by all necessary action of Seller and that this Contract, the Seller’s Closing Documents and such other documents have been duly executed and delivered by Seller.

Section 10.16 The Tenant Estoppels required pursuant to Section 6.04.

Section 10.17 Evidence that Seller has terminated as of the Closing Date the existing property management agreement for the Property and each of the Service Contracts which are not Assumed Service Contracts.

Section 10.18 A certificate from Seller, in the form of Exhibit 10.18, restating, as of the Closing Date, the representations made by Seller in Section 4.01, except that Seller, in such certificate may modify the representations made by Seller in Section 4.01(l) through (y) to reflect facts and circumstances which exist on and as of the Closing Date but only to the extent that the same shall have occurred by reason of changed facts or circumstances first arising after the date hereof which pursuant to this Contract are not prohibited to have occurred and did not arise by reason of a breach of any covenant made by Seller under this Contract, it being understood that nothing contained in this Section 10.18 shall relieve Seller of its obligation to comply with all covenants of Seller expressly set forth herein.

Section 10.19 An Assignment and Assumption of Service Contracts in the form attached hereto as Exhibit 10.19 and, to the extent in Seller’s possession, a copy of each Service Contract which is being assigned to Purchaser.

Section 10.20 An invoice marked paid executed by Seller’s Broker with respect to all amounts due to Seller’s Broker in connection with the transactions contemplated by this Contract.

Section 10.21 Keys to locks at the Property in the possession or control of Seller or its affiliates or property manager.

Section 10.22 A true, correct and complete copy an updated rent roll with respect to the Property, including a list of all arrearages under the Leases and any prepaid rents or credits which reduce future rents under the Leases, as of a date that is no earlier than the last day of the month preceding the month in which the Closing Date occurs.

Section 10.23 Any other documents required by this Contract to be delivered by Seller or that may be reasonably requested by the Title Company in order to consummate the transactions contemplated by this Contract.

Section 11. Purchaser’s Closing Obligations

At the Closing, Purchaser shall deliver to Seller or the Title Company the following documents duly executed and, where applicable, acknowledged by Purchaser, and the following items (the documents and other items described in this Section 11 which are to be delivered at Closing are collectively referred to as “Purchaser’s Closing Documents”):

Section 11.01 That portion of the Purchase Price payable at the Closing, as adjusted pursuant to the terms of this Contract.

Section 11.02 Counterparts of the documents described in Section 10.06, Section 10.10, Section 10.14, and Section 10.19.

Section 11.03 Completion of the TP-584, NY-RPT and RP-5217NYC or any such forms provided by the Title Company to Purchaser which are necessary for the Title Company to so complete the TP-584, NYC-RPT and RP-5217NYC.

Section 11.04 Copies of Purchaser’s organizational documents, resolutions and consents, as applicable, certified by a general partner, managing member or officer, as the case may be, of Purchaser as true, correct and complete, which evidence and certify that the execution and delivery by the Purchaser of this Contract, the Purchaser’s Closing Documents and any other documents set forth herein have been duly authorized by all necessary action of Purchaser and that this Contract, the Purchaser’s Closing Documents and such other documents have been duly executed and delivered by Purchaser.

Section 11.05 A certificate, from Purchaser, restating as of the Closing Date, the representations made by Purchaser in Section 4.02, in the form attached hereto as Exhibit 11.05.

Section 11.06 A receipt for the security deposits transferred to Purchaser.

Section 11.07 A settlement statement reflecting payments and adjustments pursuant to this Contract.

Section 11.08 Any other documents required by this Contract to be delivered by Purchaser or that may be reasonably requested by the Title Company in order to consummate the transactions contemplated by this Contract.

Section 12. Closing Costs.

Section 12.01 Seller shall pay the cost of any transfer tax or sales tax imposed by the State of New York and the City of New York upon the conveyance of the Property pursuant hereto, the attorneys’ fees of Seller and all other costs and expenses incurred by Seller in closing and consummating the sale of the Property pursuant hereto. Purchaser shall pay title insurance costs and premiums, survey fees, recordation fees, escrow fees, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto. The provisions of this Section 12 shall survive Closing.

Section 13. Apportionments at Closing.

Section 13.01 The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

13.01.1 prepaid rents and additional rents;

13.01.2 real estate taxes, water rates and charges, sewer taxes and rents and vault taxes and charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Property, apportionment at the Closing shall be as specified in Section 13.04;

13.01.3 annual license, permit and inspection fees, if any;

13.01.4 electricity charges which are supplied to the Property;

13.01.5 maintenance and operating supplies stored at the Property and where applicable, in unopened containers or in unbroken boxes, at Seller’s cost therefor;

13.01.6 fuel, if any, then stored at the Property on the basis of Seller’s last cost therefor, as evidenced by a written statement of Seller’s fuel oil supplier; and

13.01.7 charges under the Service Contracts being assigned at Closing.

Section 13.02 If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

Section 13.03 If any Tenant is in arrears in the payment of rent on the Closing Date, rents received from such Tenant after the Closing shall be applied in the following order of priority: (a) first to the month in which the Closing occurred; (b) then to any month or months following the month in which the Closing occurred; and (c) then to the period prior to the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys’ fees, costs and expenses of collection thereof, shall be promptly paid to the other party. Following the Closing, Purchaser hereby agrees to bill Tenants for all rents and charges as provided by their respective Leases, and Purchaser shall use commercially reasonable efforts to collect any and all rents and charges due pursuant thereto; it being understood that Purchaser shall have no obligation to terminate any Lease or institute any collection actions for Tenant’s failure to pay such rents and charges. In addition, nothing contained herein shall be construed to prohibit Seller from bringing or pursuing any action for money damages against any Tenant after the Closing by reason of such Tenant’s failure to pay rent or charges for any period prior to Closing; provided, however, that Seller shall not seek to terminate the applicable Lease or evict the applicable Tenant; and provided, further, that Seller shall keep Purchaser advised of any such actions commenced by it.

Section 13.04 Seller shall furnish readings of the water, gas and electric meters located on the Property, if any, other than meters measuring the computation of utilities which are the direct responsibility of any Tenant, to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available. Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and Seller or Purchaser, as the case may be, shall promptly make a payment to the other based upon such recalculation.

Section 13.05 If any refund of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then paid to any Tenant at the Property who is entitled to the same and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing with the Closing Date). In addition, (a) Seller shall have the exclusive right, at its option, to prosecute to completion any and all tax certiorari proceedings with respect to the Property relating to any fiscal year ending prior to the fiscal year in which the Closing occurs, (b) Purchaser shall have the exclusive right, at its option, to commence tax certiorari proceedings with respect to the Property for relating to any fiscal year commencing with the fiscal year in which the Closing occurs and (c) if any tax certiorari proceedings relating to the fiscal year in which the Closing occurs are pending at the time of the Closing, then Purchaser shall have the right to continue to prosecute and/or settle the same, provided, however, that Purchaser shall not settle any such proceeding without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall reasonably cooperate with Purchaser in connection with the prosecution of any such tax reduction proceedings. Seller shall be entitled to receive all refunds and credits payable with respect thereto for any period prior to the Closing Date. Purchaser shall promptly pay to Seller any and all such refunds and credits it shall receive with respect to such periods prior to the Closing Date in compliance with this Section 13.05.

Section 13.06 If at the Closing Date the Property or any part thereof shall be or shall have been affected by any special or general assessment or assessments of real property taxes which are or may become payable in installments, Seller shall pay or cause to be paid the unpaid installments of such assessments due prior to the Closing Date and Purchaser shall pay or cause to be paid all installments which are due on or after the Closing Date. The current installments shall be apportioned at the Closing.

Section 13.07 Purchaser shall be responsible for payment of all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing), (i) as a result of any renewals or expansions of existing Leases, approved or deemed approved by Purchaser pursuant to Section 6 between the date hereof and the Closing Date or (if the landlord has no approval right) which are exercised under any existing Leases from and after the date hereof, and (ii) under any new Leases, approved or deemed approved in accordance with Section 6, entered into between the date hereof and the Closing Date. Seller shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) as a result of the execution of any Lease prior to the date hereof or as a result of any renewal or expansion of any existing Leases executed prior to the date hereof, and Purchaser shall be credited at the Closing for the amount of any such Tenant Inducement Costs and leasing commissions not paid as of the Closing. If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes thereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs and moving, design and refurbishment allowances. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and Purchaser shall bear such loss from and after the Closing Date.

Section 13.08 In the event the apportionments herein provided which are to be made at the Closing result in a credit balance (a) to Purchaser, such sum shall be paid at the Closing by giving Purchaser a credit against the balance of the Purchase Price in the amount of such credit balance or (b) to Seller, Purchaser shall pay the amount thereof to Seller at the Closing.

Section 13.09 If a Tenant has deposited with Seller a letter of credit as security for the performance of such Tenant’s obligations under the applicable Lease, Seller shall use commercially reasonable efforts to cause such Tenant to cause the bank which issued such letter of credit to issue an amendment to such letter of credit or issue a new letter of credit naming Purchaser as the beneficiary thereunder effective as of the Closing Date. Any fees imposed by the issuing banks or other issuers of any letters of credit in connection with the endorsement, assignment or re-issuance thereof shall be borne by Seller at or prior to the Closing. In addition, to the extent that such amendment or new letter of credit has not been effected at or before Closing, Seller shall deliver to Purchaser at Closing the originals of such letters of credit, together with instruments of assignment of Seller’s interest under such letter of credit at Closing, in form and substance reasonably acceptable to Seller and Purchaser, and duly executed draw requests, in blank, with respect thereto. If Seller is unable to provide for the transfer of Seller’s interest in any letter of credit at or prior to Closing, then (a) Seller shall cooperate with Purchaser in arranging for the assignment to Purchaser of the beneficiary’s interest under such letter of credit (or the re-issuance to Purchaser of such letter of credit) promptly following Closing and (b) if requested by Purchaser, upon the default by a Tenant under its Lease, Seller shall present the letter of credit for payment and promptly remit ay such funds to Purchaser and Purchaser shall indemnify Seller for, and hold Seller harmless against, any and all loss, liability and/or reasonable costs or expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller in connection with such payment.

Section 13.10 The provisions of this Section 13 shall survive the Closing.

Section 14. Objections to Title, Failure of Seller or Purchaser to Perform and Vendees’ Lien

Section 14.01 Purchaser acknowledges that it has received and reviewed a title report from STIC with a title number of TA17(01)556 and an effective date of September 18, 2017 (the “Title Report”) and a survey of the Property last updated by Harwood Surveying on October 25, 2017 (the “Survey”) and, prior to the date hereof, Seller has received true, correct and complete copies thereof. Purchaser hereby accepts the form and substance of the pro forma title insurance policy attached hereto as Exhibit 14.01, and all matters shown on the Survey, as Permitted Exceptions; provided, however, in no event shall any Required Removal Exceptions constitute Permitted Exceptions. Purchaser shall have the right to have title and survey re-examined by the Title Company prior to Closing and shall provide any update to the Title Report or the Survey obtained by Purchaser to Seller, together with a written statement of Purchaser’s objections to any encumbrance on the Property that was not disclosed in the Title Report or the Survey obtained by Purchaser prior to the date hereof that does not fall within any category of Permitted Exceptions (any such encumbrance, a “Gap Title Objection”), within five (5) Business Days of the date such update was received by Purchaser (but in no event later than Closing). Purchaser’s failure to timely deliver written notice of any Gap Title Objections in accordance with the immediately preceding sentence shall constitute a waiver by Purchaser of any objections raised in the applicable update. If Seller shall be unable or unwilling to cure any Gap Title Objections or any other title or survey conditions that are not Permitted Exceptions at or prior to Closing such that Seller is unable to convey title to the Property at the Closing in accordance with the provisions of this Contract, then Purchaser, nevertheless, may elect to accept such title to the Property as Seller may be able to convey without any credit against the monies payable at the Closing and without any liability on the part of Seller, but the foregoing shall not permit Seller to refuse to, and Seller shall, discharge or remove of record, or cause to be paid, discharged or removed of record, at Seller’s sole cost and expense, all of the following items at or prior to Closing (collectively, “Required Removal Exceptions”): (a) mortgages granted by Seller encumbering Seller’s interest in the Property, (b) liens and other encumbrances which Seller has knowingly and intentionally placed or consented to be placed on the Property after the effective date of the Title Report, and (c) other liens and judgments against Seller or encumbering the Property (including judgment liens, mechanics’ liens, and federal, state and municipal tax liens) that are in liquidated amounts and which may be satisfied solely by the payment of money (unless any of the foregoing are the responsibility of any Tenant to pay or discharge pursuant to its Lease). For the avoidance of doubt, Seller shall not be required to clear from title any items for which any Tenant is responsible to pay or discharge pursuant to its Lease. If Purchaser shall not so elect to accept such title with respect to the Property, Purchaser may terminate this Contract only by written notice to Seller and thereafter the Downpayment (and any interest earned thereon, if any) shall be returned to Purchaser and Purchaser and Seller shall have no further obligation or liability hereunder except for any obligation or liability expressly provided herein to survive a termination of this Contract. The failure of Seller to discharge or remove of record, or cause to be paid, discharged or removed of record any Required Removal Exceptions shall be considered a material default by Seller hereunder entitling Purchaser to the remedies set forth in Section 14.07. Except in connection with Required Removal Exceptions, Seller shall not be required to bring any action or proceeding or to incur any expense to cure any title or survey matter. The cost of discharging or removing of record any title or survey matters that Seller elects or is required to discharge or remove pursuant to this Contract, including without limitation, recording or filing any instruments necessary for the same, shall be the responsibility of Seller and may be paid out of the proceeds of the monies payable at the Closing. The parties hereto hereby agree that STIC shall be a co-insurer with respect to fifty percent (50%) of the title insurance related to this Contract and any loan policy purchased by Purchaser on behalf of its mortgage lender with respect to the Property. If the Title Company and STIC, as co-insurer, are willing to insure Purchaser and Purchaser’s mortgage lender, if any, in a manner reasonably satisfactory to Purchaser and acceptable to Purchaser’s lender, that any charges, liens or encumbrances will not be collected out of or enforced against the Property, Seller shall have the right in lieu of payment and discharge to deposit with the Title Company such funds or assurances or to pay such special or additional premiums as the Title Company and STIC may require in order to so insure; provided, that, subject to Seller’s obligations under this Section 14.01, if Purchaser or Purchaser’s lender does not approve the same, Purchaser’s sole remedy shall be to terminate this Contract, in which event, the Downpayment shall be returned to Purchaser, and thereafter Purchaser and Seller shall have no further obligation or liability under this Contract, except for any obligation or liability expressly provided herein to survive a termination of this Contract. In such case the charges, liens and encumbrances with respect to which the Title Company has agreed so to insure shall not be considered Required Removal Exceptions.

Section 14.02 Purchaser’s obligation to close the transactions contemplated by this Contract is conditioned on all of the following (in addition to any other conditions expressly set forth in this Contract):

(a) Except as otherwise specifically provided herein, all representations and warranties made by Seller in this Contract shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, subject to updates which are specifically permitted herein pursuant to Section 10.18.

(b) Seller shall have performed and observed in all material respects all covenants and agreements in this Contract to be performed and observed by Seller (including, without limitation, having delivered Seller’s Closing Documents in accordance with Section 10).

(c) There shall exist no pending action, suit or proceeding before or by any court, governmental authority or administrative agency which seeks to restrain or prohibit this Contract or the consummation of the transactions contemplated hereby other than any such pending action, suit or proceeding brought, filed, initiated or joined by Purchaser or any affiliate of Purchaser.

(d) The Title Company and STIC, as co-insurer, shall have irrevocably committed in writing to issue to Purchaser an extended standard coverage ALTA owner’s form title policy with New York standard endorsement modifications for the Property in the amount of the Purchase Price insuring that fee simple title to the Property is vested in Purchaser, subject only to the Permitted Exceptions.

(e) Seller shall not be the subject of any bankruptcy, reorganization, insolvency or similar proceedings, whether voluntary or involuntary, and shall not have made an assignment for the benefit of creditors.

(f) Seller shall have delivered to Purchaser the Tenant Estoppels required in compliance with Section 6.04.

If any of the conditions in this Section 14.02 are not satisfied or have not been waived by Purchaser as of the Closing Date, then Purchaser shall have the right to terminate this Contract by written notice to Seller on the Closing Date. If Purchaser terminates this Contract in accordance with the foregoing, (a) this Contract shall be null and void and of no further force or effect except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract, and (b) Seller shall promptly direct Deposit Escrow Agent to refund the Downpayment (and any interest earned thereon, if any) to Purchaser.

Section 14.03 Seller’s obligation to close the transactions contemplated by this Contract is conditioned on all of the following (in addition to any other conditions expressly set forth in this Contract):

(a) All representations and warranties made by Purchaser in this Contract shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date.

(b) Purchaser shall have performed and observed in all material respects all covenants and agreements in this Contract to be performed and observed by Purchaser (including, without limitation, having delivered Purchaser’s Closing Documents in accordance with Section 11).

(c) There shall exist no pending action, suit or proceeding before or by any court, governmental authority or administrative agency which seeks to restrain or prohibit this Contract or the consummation of the transactions contemplated hereby other than any such pending action, suit or proceeding brought, filed, initiated or joined by Seller or any affiliate of Seller.

(d) Purchaser shall not be the subject of any bankruptcy, reorganization, insolvency or similar proceedings, whether voluntary or involuntary, and shall not have made an assignment for the benefit of creditors.

If any of the conditions in this Section 14.03 are not satisfied or have not been waived by Seller as of the Closing Date, then Seller shall have the right to terminate this Contract by written notice to Purchaser on the Closing Date. Subject to the provisions of the immediately succeeding sentence, if Seller terminates this Contract in accordance with the foregoing, this Contract shall be null and void and of no further force or effect except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract and Seller shall promptly direct Deposit Escrow Agent to refund the Downpayment (and any interest earned thereon, if any) to Purchaser. Further, if the failure of such condition results from a default by Purchaser under this Contract, then in lieu of terminating this Contract pursuant to this Section 14.03, Seller may elect to proceed pursuant to Section 14.04.

Section 14.04 If Purchaser shall default in the performance of its obligation to close on the Closing Date under this Contract, the parties hereto agree that the damages that Seller shall sustain as a result thereof shall be substantial but shall be difficult and possibly impossible to ascertain. Consequently, upon such default by Purchaser hereunder, the sole remedy of Seller shall be to elect to either (a) waive such default and proceed to close the transactions contemplated by this Contract without adjustment to the Purchase Price or (b) terminate this Contract and retain the Downpayment and the accrued interest thereon, if any, as liquidated damages for all loss, damage and expense suffered by Seller, including, without limitation, the loss of its bargain. In the event that Seller elects to terminate this Contract and retain the Downpayment and accrued interest thereon in accordance with this Section 14.04, neither Seller nor Purchaser shall thereafter have any further liability or obligation to the other, or any other rights hereunder, except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract.

Section 14.05 Purchaser shall have a vendee’s lien against the Property (which is subject to the Contract) for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this Contract and election by Seller to exercise its remedies under Section 14.04(b) above.

Section 14.06 TIME IS OF THE ESSENCE WITH RESPECT TO THE DATES SET FORTH IN THIS CONTRACT, which shall mean that a party to this Contract is obligated to fulfill its obligations with respect to the matter discussed by the date indicated and no adjournment of such date shall be permitted, reasonable or otherwise, without the consent of the other party.

Section 14.07 In the event that prior to the consummation of the Closing Seller defaults in its material obligations hereunder and Seller is unable or unwilling to cure such default, Purchaser’s sole and exclusive remedy shall be either (a) to seek specific performance by Seller of its obligations hereunder; provided, however, that Seller shall not be required to take any actions or incur any expenses to cure such defaults except as otherwise set forth in this Contract, (b) to waive such default and proceed to close the transactions contemplated by this Contract without adjustment to the Purchase Price, or (c) to terminate this Contract and obtain the return of the Downpayment and any interest earned thereon, if any (and the parties shall jointly instruct Deposit Escrow Agent to promptly deliver said funds to Purchaser), and in the case of Seller’s Willful Default, Seller shall also reimburse Purchaser for Purchaser’s out-of-pocket costs, in an amount not to exceed $750,000.00, incurred in connection with Purchaser’s due diligence of the Property and the negotiation of this Agreement, and upon such return and payment, this Contract shall be deemed terminated and neither Seller nor Purchaser shall have any further liability or obligation to the other or any other rights hereunder, except for those terms, provisions and/or covenants which are expressly provided herein to survive a termination of this Contract. Purchaser shall make its election between clauses (a), (b) and (c) of this Section 14.07 by written notice to Seller given not later than ten (10) days after Purchaser obtains knowledge of such default. If Purchaser shall fail to give such written notice as aforesaid, it shall be deemed to have elected clause (b) above. “Seller’s Willful Default” shall mean Seller’s willful refusal to perform its obligation to convey the Property to Purchaser in accordance with terms of this Contract. The provisions of this Section 14.07 shall survive the Closing or earlier termination of this Contract.

Section 15. Broker

Section 15.01 Seller represents and warrants to Purchaser that it has not hired, retained or dealt with any advisor, broker, finder, consultant or intermediary in connection with the negotiation, execution and delivery of this Contract or the transactions contemplated hereby other than CBRE, Inc. and Easdil Secured LLC (collectively, the “Seller’s Broker”). Seller shall pay or cause to be paid on or prior to the Closing Date any amounts due to the Seller’s Broker pursuant to a separate agreement. Seller shall indemnify, defend and hold Purchaser harmless from and against any liability arising out of any claim that the forgoing representation and warranty is untrue and any claim made by the Seller’s Broker in connection with the transactions contemplated by this Contract. Notwithstanding anything in the foregoing to the contrary, Seller shall have the right to retain or engage any other consultants or advisors, so long as Seller shall pay any amounts due to such consultants and/or advisors and indemnify, defend and hold Purchaser harmless from and against any liability arising out of any claim made by such consultants and/or advisors.

Section 15.02 Purchaser represents and warrants to Seller that it has not hired, retained or dealt with any advisor, broker, finder, consultant or intermediary in connection with the negotiation, execution and delivery of this Contract or the transactions contemplated hereby other than the Seller’s Broker. Purchaser shall indemnify, defend and hold Seller harmless from and against any liability arising out of any claim that the forgoing representation and warranty is untrue. Notwithstanding anything in the foregoing to the contrary, Purchaser shall have the right to retain or engage any other consultants or advisors, so long as Purchaser shall pay any amounts due to such consultants and/or advisors and indemnify, defend and hold Seller harmless from and against any liability arising out of any claim made by such consultants and/or advisors.

Section 15.03 The provisions of this Section 15 shall survive the Closing and any termination of this Contract.

Section 16. Notices

Section 16.01 All notices to be given hereunder shall and may be sent by a party hereto or counsel for such party (a) by nationally recognized overnight courier which provides evidence of receipt or (b) by e-mail, so long as a second copy of such notice is also sent via the method described in clause (a), and shall be deemed given one (1) Business Day after delivery to such nationally recognized overnight courier if sent pursuant to clause (a) or on the day of delivery of the e-mail if sent prior to 5:00 p.m. New York time on a Business Day (otherwise, the next Business Day) pursuant to clause (b), addressed to the parties as follows:

If to Seller:

ARC NY1440BWY1, LLC

c/o Winthrop REIT Advisors, LLC

7 Bulfinch Place, Suite 500

P.O. Box 9507

Boston, MA 02114

Attention: John Garilli

Email: jgarilli@nyrt.com

With a copy to:

ARC NY1440BWY1, LLC

c/o Winthrop REIT Advisors, LLC

40 West 57th Street, Suite 1620

New York, New York 10019

Attention: Wendy A. Silverstein

Email: wsilverstein@nyrt.com

With a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: Steven M. Herman, Esq.

Email: steven.herman@cwt.com

If to Purchaser:

CIM Group Acquisitions, LLC

4700 Wilshire Blvd.

Los Angeles, CA 90010

Attention: Jordan Dembo, General Counsel

Email: jdembo@cimgroup.com

and

CIM Group Acquisitions, LLC

4700 Wilshire Blvd.

Los Angeles, CA 90010

Attention: Doug Faron, Vice President

Email: dfaron@cimgroup.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Harris B. Freidus

E-mail: hfreidus@paulweiss.com

If to Deposit Escrow Agent:

Stewart Title Guaranty Company

929 Kings Highway East, 3rd Floor

Fairfield, Connecticut 06825

Attention: Laura L. Curley

Email: lcurley@stewart.com

Section 17. Limitations on Survival

Section 17.01 Except as otherwise provided in this Contract, no representations, warranties, covenants, indemnities, obligations or liabilities of Seller set forth in this Contract shall survive the Closing, and no action based thereon shall be commenced after the Closing.

Section 17.02 The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed to be the full performance and discharge of every obligation on the part of the parties to be performed hereunder, except those obligations specifically set forth herein to survive the Closing.

Section 18. Governing Law

Section 18.01 This Contract shall be governed by, and construed in accordance with, the internal laws of the State of New York (without giving regard to principles of conflict of laws) pursuant to Section 5-1401 of the New York General Obligations Law.

Section 19. Captions

Section 19.01 The captions in this Contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Contract or any of the provisions hereof.

Section 20. Successors and Assigns

Section 20.01 This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 20.02 Neither party hereto may assign its respective rights and obligations hereunder, in whole or in part, without the prior written consent of the other party hereto. Any assignment in violation of this Section 20.02 shall be deemed null and void, ab initio. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to an affiliate for the purposes of such affiliate taking title to the Property at the Closing, provided that Purchaser shall not be released from its liability hereunder in connection with or as a result of any such assignment to such affiliate.

Section 21. Taxpayer Identification Numbers

Section 21.01 Seller’s Federal Tax Identification Number is 35-2486835.

Section 21.02 Purchaser’s Federal Tax Identification Number is 90-0422230.

Section 22. Possession

Section 22.01 Possession of the Property shall be delivered in “as is” condition on the Closing Date, subject to all occupancies and tenancies pursuant to the Leases.

Section 23. Miscellaneous Provisions

Section 23.01 This Contract embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Contract.

Section 23.02 Neither this Contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

Section 23.03 This Contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

Section 23.04 As used in this Contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require. The term “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which Citibank, N.A. is not open for general business in the State of New York.

Section 23.05 If the provisions of any schedule or rider to this Contract are inconsistent with the provisions of this Contract, the provisions of such schedule or rider shall prevail.

Section 23.06 This Contract may be executed in two or more counterparts, which together shall constitute one integrated document. Delivery of a signature to this Contract by .pdf, .jpeg, .TIFF or other form of electronic mail attachment shall be effective as delivery of a manually executed counterpart hereof prior to and in the absence of manual delivery.

Section 23.07 Except as may be required by law, neither Purchaser nor Seller shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transaction contemplated hereby to any party without first obtaining the written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the above, Purchaser may, without Seller’s prior approval, disclose the terms of this transaction to its Purchaser’s members, investors, prospective investors, employees, counsel, advisors, accountants, lenders or prospective lenders. Purchaser hereby acknowledges and agrees that Purchaser has approved the press release and 8-K which Seller intends to release upon execution of this Contract.

Section 23.08 If any term or provision of this Contract or the application thereof to any persons, entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Contract or the application of such term or provision to persons, entities or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Contract shall be valid and enforceable to the fullest extent permitted by law.

Section 23.09 Subject to Section 14.01, all premiums and fees for title examination and title insurance obtained by Purchaser, if any, and all related charges and survey costs in connection therewith shall be paid at the Closing by Purchaser. No portion of the Purchase Price hereunder shall be allocated to personal property. The provisions of this Section 23.09 shall survive the Closing.

Section 23.10 In the event either party hereto fails to perform any of its obligations under this Contract or in the event a dispute arises concerning the meaning or interpretation of any provision of this Contract, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses reasonably incurred by the other party in enforcing or establishing its rights hereunder, including, without being limited to, court costs and reasonable attorneys’ fees.

Section 23.11 All recitals to and all Schedules and Exhibits referred to in or attached to this Contract are hereby incorporated herein and made a part hereof as fully as if set forth herein. All references in this Contract to Articles, Sections, Schedules and Exhibits are to the Articles and Sections hereof and the Schedules and Exhibits annexed hereto.

Section 23.12 The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the parties to whom such representations, warranties or agreements are made, and shall confer no rights hereunder, whether legal or equitable, in any other party, and no other party shall be entitled to rely thereon.

Section 23.13 SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER OR ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT.

Section 23.14 All judicial proceedings brought against Seller or Purchaser with respect to this Contract shall be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York and City of New York, pursuant to Section 5-1402 of the New York General Obligations Law, and by execution and delivery of this Contract, each of Seller and Purchaser accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Contract from which no appeal has been taken or is available. Each of Seller and Purchaser irrevocably waives any objection, including any objection of the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Neither Seller nor Purchaser shall be entitled to any immunity whatsoever, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce the obligations or liabilities hereunder. Seller and Purchaser each acknowledge that to the extent any of its property should at any time acquire any immunity, it hereby irrevocably waives such right to immunity in respect of any actions or proceedings, wherever brought, in respect of the obligations or liabilities hereunder. Seller and Purchaser each agrees that service of process upon such party at the address for such party set forth in the Preamble of this Contract and written notice of said service mailed or delivered to such party in the manner provided in Section 16 shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding in the State of New York. Each of Seller and Purchaser shall give prompt notice to the other party of any change in the address for such party set forth herein.

Section 23.15 Neither Seller nor Purchaser may record this Contract. ALL RECORDING OFFICERS ARE HEREBY DIRECTED THAT THE RECORDATION OF THIS CONTRACT IS EXPRESSLY PROHIBITED BY ITS TERMS. To the extent that any such filing or recordation is made in violation of this Contract, Purchaser shall indemnify Seller against any damages incurred by Seller in connection therewith. The provisions of this Section 23.15 shall survive the termination of this Contract.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

SELLER:

ARC NY1440BWY1, LLC

By:	ARC NY1440BWY1 Mezz, LLC, its sole member

	By:	New York Recovery Operating Partnership, L.P., its sole member

		By:	New York REIT, Inc., its general partner

By:
Name: Wendy Silverstein
Title: CEO

[Signature Page to Contract of Sale]

PURCHASER: CIM GROUP ACQUISITIONS, LLC

By:
Name: Title:

[Signature Page to Contract of Sale]

Acknowledgment by Deposit Escrow Agent:

The undersigned Deposit Escrow Agent

hereby acknowledges the provisions

of Section 2.03 of this Contract to be

performed by Deposit Escrow Agent.

STEWART TITLE GUARANTY COMPANY

By:
Name:
Title:

[Signature Page to Contract of Sale]